Exhibit 99.1

Net1 UEPS Technologies, Inc Announces appointment of Paul Edwards as a Non-Executive Director

Johannesburg, South Africa — July 14, 2005 — Net 1 UEPS Technologies, Inc. (OTCBB:NOUT, formerly NUEP) (“Net1” or the “Company”) announced today that it had appointed Mr. Paul Edwards to its board of directors as a non-executive director. Mr. Edwards will be serving on the Audit Committee. The appointment increases the size of the board to 7 members.

Mr. Edwards is the executive chairman of Chartwell Capital Group (Pty) Ltd.

In January 2005, Mr. Edwards accepted the position of Non-Executive Chairman of Starcomms, a Nigerian fixed-wireless telecommunications operator.

Mr. Edwards has had strong international experience, having worked in South Africa, Hong Kong, Malaysia and Singapore, during which time he has gained extensive experience in IT, business information, television, telecommunications and media industries. Most digital technologies fall within his experience and he has been an early pioneer in digital convergence.

He is currently a member of Harvard University’s Kennedy School of Government International Council and the University of Cape Town Graduate School of Business Advisory Board. He is a past member of the World Economic Forum’s Telecoms Board of Governors and a member of the Global Health Initiative, a private sector venture which advises the United Nations Global Health Initiative, which is focused on funding initiatives to help in the fight against HIV/ AIDS, Malaria and Tuberculosis.

Mr. Edwards was born in England and was schooled in Rhodesia (now Zimbabwe). He received a B Sc. from the University of Cape Town in 1974 and an MBA from the University of Cape Town Graduate School of Business in 1982.

About Net1 (www.net1ueps.com)
Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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Contact:

Net 1 UEPS Technologies, Inc.
William Espley
Net1 Investor Relations
(604) 484-8750 or Toll Free: 1-866-412-NET1 (6381)
www.net1ueps.com